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                                                                   Exhibit 11.01
                            Interpore International
                      Computations of Net Income Per Share
                     (in thousands, except per share data)
                                  (unaudited)


                                                 Three months ended     Six months ended
                                                       June 30,             June 30,
                                                 ------------------    ------------------
                                                  1996        1995      1996        1995
                                                 ------      ------    ------      ------
Net income                                       $  117      $  448    $  292      $  886
                                                 ======      ======    ======      ======
Calculation of shares used in computing net
  income per share:
  Weighted average common shares outstanding      7,009       6,754     6,987       6,737
  Weighted average convertible preferred stock      236         459       237         480
  Common share equivalents outstanding              387         324       341         346
                                                 ------      ------    ------      ------
Shares used in computing net income per share     7,632       7,537     7,565       7,563
                                                 ======      ======    ======      ======
Net income per share                             $  .02      $  .06    $  .04      $  .12
                                                 ======      ======    ======      ======